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                                   EXHIBIT 21

                             Biscayne Apparel, Inc.
                         Subsidiaries of the Registrant
                      For the Year Ending December 31, 1997



Biscayne Apparel International, Inc., a Delaware corporation

d/b/a:   Andy Johns Fashions International
         Andy Johns Kids
         KAOS
         KAOTIC
         Judy Simon
         Varon, Inc.
         Varon & Sons, Inc.
         Amy Industries

Mackintosh of New England Co., a Delaware corporation

Mackintosh (UK) Limited, a United Kingdom corporation

Amy Industries De Honduras, S.A. de C.V., a Honduran corporation

Scientific Products, Inc.

M&L International, Inc., an Illinois corporation

Unidex Garments (Philippines), Inc., a Philippine corporation

Watersports Garment Manufacturing, Inc., a Philippine corporation

GES Sportswear Manufacturing Corporation, a Philippine corporation

Teri Outerwear Manufacturing, Inc., a Philippine corporation

M&L Holding (Hong Kong) Limited, a Hong Kong corporation